Exhibit 10.27

On April 7, 2016, we appointed Jamey Johns, 49, as our Chief Accounting Officer. Mr. Johns has also served as our Vice President, Corporate Controller since March 21, 2016. Prior to joining us, Mr. Johns was Controller of K-Swiss Global Brands Inc. from 2015 to 2016, a leading global provider of athletic footwear and apparel and Vice President of Finance and Corporate Controller for Reiter Affiliated Companies from 2010 until 2014, a leading agricultural producer of fresh berries. Mr. Johns is licensed as a Certified Public Accountant in the state of California. He completed an MBA program in Finance with the College of Business and Economics at California State University East Bay in 2002 and earned a Bachelor of Science in Accounting at the University of Redlands in Redlands, California in 1989.

Mr. Johns will receive an annual base salary of $155,000 and will be eligible to receive incentive compensation awards of not less than $20,000 during his first year of employment. Subject to approval of our Board of Directors, Mr. Johns will also receive an option to purchase 100,000 shares of our common stock, which will vest over a period of four years. Mr. Johns’ employment with us is on an at-will basis.